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                                                 INTERNATIONAL PAPER PLAZA
                                                 400 ATLANTIC STREET
                                                 STAMFORD, CT 06921

News Release
CONTACTS:
    Media:            Jennifer Boardman,  203-541-8407

    Investors:        Carol Tutundgy, 203-541-8632
                      Darial Sneed, 203-541-8541


                International Paper Appoints Independent Auditor

Stamford, Conn., April 9, 2002 - International Paper Company (NYSE:IP) today announced that its Board of Directors has appointed Deloitte & Touche LLP as the company's independent auditor for 2002. The action was taken after a thorough evaluation process.

"We look forward to working with Deloitte & Touche in the firm's new role as our independent auditor," said John Dillon, International Paper's chairman and chief executive officer.

Prior to the selection of Deloitte & Touche, Arthur Andersen LLP had served as the company's independent auditor. "We value greatly the professional services provided by Arthur Andersen over the years and the excellent work provided by their International Paper team," said Dillon.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative (SFI'sm') program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, at Stamford, Conn., International Paper has operations in nearly 50 countries and exports its products to more than 130 nations.

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